Exhibit 99.1

Corporate Contact:

Sylvia Wheeler

Executive Director, Corporate Communications

Affymax, Inc.

650-812-8861

AFFYMAX® REPORTS YEAR END 2006 FINANCIAL RESULTS

PALO ALTO, Calif., April 2, 2007 — Affymax, Inc. (Nasdaq: AFFY) today reported financial results for the year ended December 31, 2006.  The net loss for the year ended December 31, 2006 was $48.3 million compared to a net loss of $32.6 million for the year ended December 31, 2005.

Affymax recognized revenue for the year ended December 31, 2006 of $11.7 million compared to $74,000 for the year ended December 31, 2005.  The company reported deferred revenue of $120.8 million on its balance sheet as of December 31, 2006, which amount reflects the remaining balance of all non-equity payments made to the company by its partner, Takeda Pharmaceutical Company Limited, under their 2006 collaboration for development of Affymax’s lead compound, Hematide™.

Research and development expenses for the year ended December 31, 2006, were $54.3 million compared to $24.1 million for the year ended December 31, 2005. The increase was primarily due to additional expenses related to Phase 2 clinical development of Hematide in both renal and oncology indications, manufacturing and analytical costs at multiple contract sites in preparation for the initiation of Phase 3 clinical trials as well as increased personnel costs including stock-based compensation.

General and administrative expenses for the year ended December 31, 2006 were $11.1 million compared to $10.0 million for the year ended December 31, 2005. The increase was primarily due to higher personnel costs and higher audit and legal fees.

The company’s year end cash and investments balance was $230.4 million, which includes net proceeds of $96.1 million from the company’s initial public offering completed in December 2006.

“On a number of fronts, 2006 was a watershed year at Affymax,” said Arlene M. Morris, president and chief executive officer of Affymax, Inc.  “We made significant progress in the development of our lead product, Hematide™, with the initiation and successful completion of several Phase 2 clinical trials in anemia associated with chronic kidney disease, for patients on dialysis and not on dialysis, and initiation of a Phase 2 clinical trial in anemia associated with cancer chemotherapy.  We also forged a very important collaboration with Takeda, initially in Japan and later in the rest of the world, to develop and commercialize Hematide.  Under the collaboration, to date we have received $142 million in cash from Takeda and a commitment for additional milestone payments of up to $345 million in cash.  In addition, we successfully completed our initial public offering. We are now well positioned, scientifically and financially, to enter into late stage development of Hematide, and moving closer to potential commercialization in the $13 billion global anemia market.”

Accomplishments

•                  Initiated a Phase 2a trial for Hematide in cancer

•                  Entered into a collaboration with Takeda for Hematide in Japan in February 2006, and expanded to worldwide in June 2006

•                  Completed the company’s initial public offering

•                  Reported positive Phase 2b results of Hematide to treat anemia in dialysis and predialysis patients

•                  Reported positive Phase 2a results of Hematide to treat chemotherapy-induced anemia in cancer patients

•                  Phase I clinical trial of Hematide in Japan initiated and completed by Takeda

Ms. Morris added, “We recently held our end of Phase 2 meeting for Hematide with the FDA and are confident that our data are sufficient to move forward into Phase 3 trials.  We are now in discussions with the FDA regarding the Phase 3 program design and expect to begin Phase 3 testing of Hematide in the second half of 2007.”

2007 Guidance

Affymax currently expects that operating expenses will increase in 2007 as it continues to monitor patients in Phase 2 clinical trials of Hematide and advance the product into Phase 3 clinical development for the treatment of anemia associated with chronic kidney disease.  Specifically in the first half of 2007, the company expects operating expenses to be in the range of $50-55 million, excluding payments from Takeda.  The company expects to have cash, cash equivalents and short-term investments of approximately $210 million at June 30, 2007.

About Affymax, Inc.
Affymax, Inc. is a biopharmaceutical company developing novel peptide-based drugs to improve the treatment of serious and often life-threatening conditions. Affymax’s lead product candidate, Hematide™, is currently in Phase 2 clinical trials for the treatment of anemia associated with chronic kidney disease and cancer.  For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding the timing, design and results of the Company’s clinical trials and drug development program, the timing and likelihood of the commercialization of Hematide, and financial projections for the first half of 2007. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the continued safety of Hematide in clinical development, regulatory requirements and approvals, research and development efforts, industry and competitive environment, intellectual property rights and disputes and other matters that are described in the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement in this press release.

AFFYMAX, INC.

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31,
	2006	2005

Collaboration revenue	$11,688	$—
License and royalty revenue	38	74
Total revenue	11,726	74
Operating expenses
Research and development	54,347	24,051
General and administrative	11,089	10,032
Total operating expenses	65,436	34,083
Loss from operations	(53,710)	(34,009)
Interest income	5,549	1,413
Interest expense	(84)	(29)
Other income (expense), net	(43)	49
Net loss	(48,288)	(32,576)
Accretion of mandatorily redeemable convertible preferred stock	(815)	(597)
Net loss attributable to common stockholders	$(49,103)	$(33,173)
Net loss per common share:
Basic and diluted	$(32.56)	$(101.65)
Weighted-average number of common shares used in computing basic and diluted net loss per common share	1,508	326

AFFYMAX, INC.

BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2006	2005

Assets
Current assets
Cash and cash equivalents	$147,541	$14,399
Restricted cash	1,051	—
Short-term investments	76,751	43,494
Related party receivable	10,191	—
Prepaid expenses and other current assets	5,090	722
Total current assets	240,624	58,615
Property and equipment, net	2,014	1,110
Restricted cash	1,135	—
Long-term investments	6,133	—
Other assets	82	1,235
Total assets	$249,988	$60,960

Liabilities, Mandatorily Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$9,113	$3,336
Accrued liabilities	2,566	1,818
Capitalized lease obligations, current	293	223
Total current liabilities	11,972	5,377
Deferred revenue	120,821	—
Other long term liabilities	156	180
Capitalized lease obligations, net of current	140	310
Total liabilities	133,089	5,867

Mandatorily redeemable convertible preferred stock	—	168,784

Stockholders’ equity (deficit)
Common stock	15	—
Additional paid-in capital	285,771	7,200
Deferred stock-based compensation	(94)	(409)
Deficit accumulated during the development stage	(168,749)	(120,461)
Other comprehensive loss	(44)	(21)
Total stockholders’ equity (deficit)	116,899	(113,691)
Total liabilities, mandatorily redeemable convertible preferred stock and stockholders’ equity (deficit)	$249,988	$60,960